Exhibit 10.29

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

1.              Effective January 1, 2009, each non-employee director (“Non-Employee Director”) of General Growth Properties, Inc. (the “Company”) shall be paid an annual cash retainer of $50,000.

2.              Effective January 1, 2009, the chairperson of each of the Audit Committee, Compensation Committee and Nominating & Governance Committee shall be paid an annual cash retainer of $25,000, $15,000 and $10,000, respectively.

3.              Effective January 1, 2009, each Non-Employee Director shall be paid $1,500 cash for each Board meeting attended in person; $1,500 cash for each committee meeting attended in person; $1,500 cash for each Audit Committee meeting attended telephonically; $1,000 cash for each Board meeting attended telephonically; and $1,000 cash for each committee meeting, other than an Audit Committee meeting, attended telephonically.

4.              Commencing in 2009 and pursuant to the Company’s 2003 Incentive Stock Plan (the “2003 Plan”), an annual restricted stock award of 10,000 shares (the “Annual RSU Award”) shall be awarded to each Non-Employee Director. If the Annual RSU Award has a value of less than $90,000, as such value is determined for financial statement purposes in accordance with FAS 123(R), then, the difference between such value and $90,000 shall be paid to the Non-Employee Director in cash.

5.              Effective December 20, 2008, prorated for 2008, the non-executive chairperson of the Board shall be paid an annual cash retainer of $225,000, in lieu of all other Non-Employee Director cash and equity compensation. Furthermore, he and his immediate family shall be entitled to receive health benefits under the health benefit plans provided to employees of the Company or its subsidiaries as such plans exist for the benefit of all employees from time to time, except that such covered individuals shall not be required to make any payments for participation.

6.              Effective September 3, 2009, the Lead Director of the Company shall be paid an annual cash retainer of $20,000.